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[GLOWPOINT LOGO]


NEWS ANNOUNCEMENT                                        FOR IMMEDIATE RELEASE

CONTACT:
Christopher Zigmont
Executive Vice President and CFO
(603) 898-0800 x218
investors@glowpoint.com


           GLOWPOINT TO ENTER ARBITRATION WITH GORES TECHNOLOGY GROUP PricewaterhouseCoopers LLP Engaged to Determine Net Assets

HILLSIDE, N.J., JUNE 24, 2004 - GLOWPOINT, INC., (NASDAQ:GLOW) the nation's first and leading carrier-grade, IP-based video communications service provider, today announced that it will enter into an arbitration proceeding with Gores Technology Group in connection with the sale of the Company's Video Solutions
(VS) business to Gores in September 2003. The Asset Purchase Agreement for the transaction provided that if the parties were unable to agree on the determination of the net assets of the VS business as of June 30, 2003, the matter would be submitted to an independent firm of certified public accountants to make the determination. PricewaterhouseCoopers LLP will conduct the arbitration.

"GlowPoint is confident in the integrity of its determination of net assets," said David Trachtenberg, CEO, GlowPoint. "And we believe that through our accounting for the sale of the VS business as we have discussed on prior investor calls and disclosed in our public filings, we have recognized appropriate reserves." The Company expects to have the arbitration resolution within 3-6 months. A report on Form 8-K will be filed with the Securities and Exchange Commission.

ABOUT GLOWPOINT
Glowpoint, Inc. (NASDAQ: GLOW) is the nation's first and leading carrier-grade, IP-based video communications service provider. GlowPoint is a member of the Cisco Powered Network Program, and operates a video communications service featuring broadcast quality images with telephone-like reliability, features and ease-of-use. The GlowPoint network spans three continents and carries over 8,000 video calls per month through the United States, Canada, Europe and Asia. Since the network was launched in 2000, GlowPoint has carried over 17.4 million video conferencing minutes in video calls. GlowPoint is headquartered in Hillside, New Jersey. To learn more about GlowPoint, visit us at www.glowpoint.com.

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The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks and uncertainties include market acceptance and availability of new video communication services; the nonexclusive and terminable-at-will nature of sales agent agreements; rapid technological change affecting demand for the Company's services; competition from other video communications service providers; and the availability of sufficient financial resources to enable the Company to expand its operations, as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

"GlowPoint is a registered trademark of Glowpoint, Inc. in the United States and certain foreign countries. All other marks are trademarks or service marks of their respective owners."

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